Exhibit 5.1

[LETTERHEAD OF MORRISON & FOERSTER LLP]

July 1, 2009

BioMimetic Therapeutics, Inc.
389 Nichol Mill Lane
Franklin, Tennessee 37067

Re:           BioMimetic Therapeutics, Inc. – Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to BioMimetic Therapeutics, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-3 (the “Registration Statement”), relating to the registration for resale under the Securities Act of 1933, as amended (the ‘‘Securities Act’’), of up to 2,173,659 shares (the ‘‘Shares’’) of its common stock, $.001 par value per share (the ‘‘Common Stock’’).  This opinion is being rendered in connection with the filing of the Registration Statement.  All capitalized terms used herein and not otherwise defined shall have the respective meanings given to them in the Registration Statement.

In connection with this opinion, we have examined the Company’s certificate of incorporation and bylaws, both as amended and restated and currently in effect; such other records of the corporate proceedings of the Company and certificates of the Company’s officers as we have deemed relevant; and the Registration Statement and the exhibits thereto.  We are opining herein as to the General Corporation Law of the State of Delaware as in effect on the date hereof, which includes the statutory provisions and also all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting those laws, and we express no opinion with respect to any other laws, rules or regulations.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that the Shares are duly and validly issued, fully paid and non-assessable.

It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

We hereby consent to the use of our name under the heading “Legal Matters” in the Registration Statement to be filed by the Company with the Commission.  We further consent to your filing a copy of this opinion as Exhibit 5.1 to the Registration Statement.  In giving such permission, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission thereunder.  We disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law.

Very truly yours,

/s/ Morrison & Foerster LLP